Pagaya Technologies Ltd.

INSIDER TRADING POLICY

March 2025
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In the course of conducting the business of Pagaya Technologies Ltd. (together with its subsidiaries, the “Company”), you may come into possession of material information about the Company or other entities that is not available to the investing public (referenced herein as “material nonpublic information,” or “MNPI,” as explained in greater detail below). You have a legal and ethical obligation to maintain the confidentiality of material nonpublic information. In addition, it is illegal and a violation of Company policy to purchase or sell securities of the Company or any other entity (such as our technology partners, securitization vehicles and other lenders) while you are in possession of material nonpublic information about the Company or that other entity obtained in the course of your position with the Company. The Company’s Board of Directors has adopted this Insider Trading Policy (the “Policy”) in order to ensure compliance with the law and to avoid even the appearance of improper conduct by anyone associated with the Company.
I.PERSONS SUBJECT TO THIS POLICY
The procedures and restrictions set forth in this Policy apply to all Company officers, directors and employees, wherever located. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants, who have access to material nonpublic information. This Policy also applies to family members, such as spouses, minor children, adult family members who share the same household, and any other person or entity whose securities trading decisions are influenced or controlled by the officer, director or employee (collectively, “Related Insiders”). For additional information regarding post-termination transactions, see section XIII of this Policy.1
II.TRANSACTIONS SUBJECT TO THIS POLICY
This Policy applies to transactions in securities, including ordinary shares, bonds and other debt securities, options to purchase ordinary shares, convertible debentures and warrants, as
1 For avoidance of doubt, in the event that a director or other person subject to this Policy is affiliated with another non-Pagaya entity (the “Entity”), and that Entity holds securities issued by the Company, the Policy does not apply to that Entity if the Entity has established procedures and/or controls to ensure that the director or other person (a) is walled off from investment decisions related to Company securities and (b) will not share MNPI with those persons at the Entity making such investment decisions. Conversely, if the director or person exercises significant control, either directly or indirectly, over the Entity’s investment decisions related to Company securities, then this Policy shall apply.

well as derivative securities whether or not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. This Policy also applies to securities of third-party companies, to the extent an individual is in possession of material nonpublic information about that third-party company by virtue of their work at the Company. This Policy does not apply to trading in funds that may hold Company securities such as ETFs or mutual funds. See Section V, “Special Transactions,” and Section VII, “Prohibited Transactions,” for further discussion of certain types of securities and transactions.
To avoid even the appearance of impropriety, additional restrictions on trading Company securities apply to directors, officers and certain designated employees who have regular access to material nonpublic information about the Company (“Designated Insiders”), as well as any other employees who are known to be in possession of material nonpublic information. These policies are set forth in the Company’s Addendum to the Insider Trading Policy, attached hereto (the “Addendum”). The Company will notify you if you are subject to the Addendum. The Addendum generally prohibits certain employees from trading during blackout periods, and requires pre-clearance for all transactions in Company securities by Designated Insiders. Certain employees subject to the policies set forth in the Addendum may also be subject to additional Company policies and procedures related to insider trading that are as or more restrictive than those set forth in the Addendum.
III.INDIVIDUAL RESPONSIBILITY
Each person subject to this Policy is individually responsible for complying with this Policy and ensuring the compliance of any Related Insiders whose transactions are subject to this Policy. Accordingly, you should make all Related Insiders (such as your family and household members) aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws concerning trading while in possession of material nonpublic information as if the transactions were for your own account.
In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.
IV.MATERIAL NONPUBLIC INFORMATION
What is Material Information? Under the Company’s policies and United States laws, information is material if:
●there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or
●the information, if made public, likely would affect the market price of a company’s securities.

Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative. Nonpublic information can be material, even with respect to companies that do not have publicly traded shares, such as those with outstanding bonds.
Depending on the facts and circumstances, information that could be considered material includes, but is not limited to, information pertaining to the following:
●earnings announcements or guidance, or changes to previously released announcements or guidance;
●other unpublished financial results;
●write-downs and additions to reserves for bad debts;
●expansion or curtailment of operations and business disruptions;
●a cybersecurity incident or risk that may adversely impact the Company’s business, technology, reputation or share value;
●new inventions or discoveries;
●pending or threatened significant litigation or government action, or the resolution thereof;
●a pending or proposed merger, acquisition, tender offer, joint venture, restructuring or change in assets;
●changes in analyst recommendations or debt ratings;
●events regarding the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, changes in dividends, changes to the rights of securityholders or an offering of additional securities);
●changes in control of the Company or extraordinary management developments;
●changes in the Company’s pricing or cost structure;
●extraordinary borrowing or other financing transactions out of the ordinary course;
●liquidity problems or impending bankruptcy;
●changes in auditors or auditor notification that the Company may no longer rely on an audit report;
●development of a significant new product, model, technology, process, or service; or
●the gain or loss of a significant partner, customer or supplier.
What is Nonpublic Information? Information is considered to be nonpublic unless it has been adequately disclosed to the public. This means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.
It is important to note that information is not necessarily public merely because it has been discussed in the press or on social media, which will sometimes report rumors. You should presume that information is nonpublic, unless you can point to its official release by the Company in at least one of the following ways:
●publicly available filings with the U.S. Securities and Exchange Commission (the “SEC”) or securities regulatory authorities; or
●issuance of press releases via major newswire; or
●public conference calls, webcasts or posting on the investor relations page of the Company’s website.
You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person in possession of material nonpublic information should refrain from any trading activity for one full trading day following its official release.
Twenty-Twenty Hindsight. If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how the transaction may be construed in the bright light of hindsight. If you have any questions or uncertainties about this Policy or a proposed transaction, please ask the Company’s office of the General Counsel (the “General Counsel”) (however, as stated, the Company cannot provide legal advice to any individual employee on a proposed transaction).
V.“TIPPING” MATERIAL NONPUBLIC INFORMATION IS PROHIBITED
In addition to trading while in possession of material nonpublic information, it is also illegal and a violation of this Policy to provide such information to another (“tipping”) who may trade or to advise another to trade on the basis of such information. This Policy applies irrespective of your relationship with the person or entity who receives the information, the “tippee,” and regardless of whether you receive any monetary benefit from the tippee.
VI.BLACKOUT PERIODS
Because the announcement of the Company’s quarterly financial results will almost always have the potential to have a material effect on the market for the Company’s securities, the Company has established a list of Designated Insiders who will be subject to regular, quarterly blackout periods, based on their involvement in or knowledge of the preparation of the quarterly financial results, during which they may not trade in the Company’s securities (“Blackout Periods”) (except by means of pre-arranged Rule 10b5-1 Plans established in compliance with the Policy). The Office of the General Counsel shall determine the beginning of the Blackout Period each quarter and notify Designated Insiders of the period during which they may not trade in the Company’s securities; if the Office of the General Counsel elects not to do so for a particular quarter, then such quarterly Blackout Period shall default to begin5 days before the conclusion of the quarter. All quarterly Blackout Periods shall end after the first full trading day following the release of the Company’s earnings for that quarter.

To the extent the Company imposes additional, event-specific Blackout Periods, the Company will notify the select employees for whom that Blackout Period applies.
VII.SPECIAL TRANSACTIONS
The trading restrictions in this Policy do not apply in the case of the following transactions, except as specifically noted:
A.Stock Option Plans. The trading restrictions in this Policy do not apply to exercises of stock options where no Company ordinary shares are sold in the market to fund the option exercise price or related taxes (i.e., a net exercise or where cash is paid to exercise the option) or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The trading restrictions do apply, however, to subsequent sales of Company ordinary shares received upon the exercise of options in which the proceeds are used to fund the option exercise price (i.e., a cashless exercise of options) or related taxes. In addition, the Company reserves the right to limit or restrict stock option exercises or tax withholdings not made pursuant to standing elections in appropriate circumstances.
B.Restricted Share Awards and Restricted Share Units. The trading restrictions in this Policy do not apply to the vesting of restricted shares or the settlement of restricted share units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold ordinary shares to satisfy tax withholding requirements upon the vesting of any restricted shares or settlement of any restricted share units. The trading restrictions do apply, however, to any market sale of restricted shares or sale of Company ordinary shares received upon the settlement of restricted share units.
C.Dividend Reinvestment Plan. The trading restrictions in this Policy do not apply to purchases of Company securities under any dividend reinvestment plan that may be operated by the Company from time to time allowing for the reinvestment of dividends paid on Company securities. The trading restrictions would apply, however, to: (i) voluntary purchases of Company securities resulting from additional contributions you might choose to make to the dividend reinvestment plan; (ii) your election to participate in the plan or change your level of participation in the plan; and (iii) your sale of any Company securities purchased pursuant to the plan.

D.Other Similar Transactions. Any other purchase of Company securities directly from the Company or sales of Company securities directly to the Company may be exempted from the trading restrictions of this Policy with approval by the General Counsel.
VIII.GIFTS OF SECURITIES
Bona fide gifts of securities are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company securities while the officer, director, or employee is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified in the Addendum (in which case pre-clearance is required). Gifts of securities may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization. Whether a gift is “bona fide” may depend on various circumstances surrounding the gift. For example, a gift may not be considered bona fide if the insider receives a monetary benefit such as a tax deduction by donating shares to a charity before the share price drops. Accordingly, you are encouraged to consult the General Counsel when contemplating a gift.
IX.PROHIBITED TRANSACTIONS
As stated in this Policy, individuals subject to this Policy are prohibited from entering a transaction, involving any security, while in possession of material nonpublic information.
In addition, due to the heightened legal risk associated with the following transactions, the individuals subject to this Policy may not engage in the following (unless otherwise noted):
A.Publicly Traded Options. You may not trade in options, warrants, puts and calls or similar instruments on Company securities. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or other employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives.
B.Short Sales. You may not engage in short sales of Company securities. A short sale has occurred if the seller (i) does not own the securities sold or (ii) does own the securities sold, but does not deliver them within 20 days or place them in the mail within five days of the sale. Short sales may reduce a seller’s incentive to seek to improve the Company’s performance and often have the potential to signal to the market that the seller lacks confidence in the Company’s prospects.
C.Margin Accounts and Pledges. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, you may not hold Company securities in a margin account or otherwise pledge Company securities as collateral for a loan without prior approval in writing from the Company. For executive officers and directors, any request for such approval should be referred to the Board of Directors. For all other employees, such requests for approval should be referred to the office of the General Counsel.
D.Hedging Transactions. You may not engage (directly or indirectly) in hedging transactions, or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities. Hedging transactions include (but are not limited to) collars, equity swaps, exchange funds and prepaid variable forward sale contracts. Hedging transactions may allow a director, officer or other employee to continue to own Company securities, but without the full risks and rewards of ownership. This may lead to the director, officer or other employee no longer having the same objectives as the Company’s other shareholders.
E.Standing and Limit Orders. Standing and limit orders create heightened risks for insider trading violations because there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result, the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. As such, you may not place standing or limit orders under this Policy unless it is a limit order: (i) entered for same-day execution (i.e. must terminate at the end of a trading day) and (ii) you do not cancel the order once entered.
X.RULE 10B5-1 TRADING PLANS
Notwithstanding the prohibition against insider trading, SEC Rule 10b5-1 provides an affirmative defense against insider trading liability under Rule 10b-5. A person subject to this Policy can rely on this defense and trade in Company securities, regardless of their awareness of material nonpublic information, if the transaction occurs pursuant to a pre-arranged written trading plan (“Rule 10b5-1 Plan”) that was entered into in good faith when the person was not in possession of material nonpublic information and that complies with the requirements of Rule 10b5-1. The Company may require certain executive officers and other Designated Insiders to enter into a Rule 10b5-1 Plan in order to trade Company securities.
Anyone subject to this Policy who is either required to or otherwise wishes to enter into a Rule 10b5-1 Plan must submit the Rule 10b5-1 Plan to the office of the General Counsel for approval at least five business days prior to the planned entry into the Rule 10b5-1 Plan. Rule 10b5-1 Plans may not be adopted during a Blackout Period (as defined herein) or by a person when he or she is in possession of material nonpublic information about the Company.
Once the Rule 10b5-1 Plan is adopted, you must not exercise any subsequent influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. You may amend, replace, or terminate a Rule 10b5-1 Plan only during periods when trading is permitted in accordance with this Policy, and you must submit any proposed amendment, replacement or termination of a Rule 10b5-1 Plan to the office of the General Counsel for approval prior to adoption. You should understand that frequent modifications or terminations of a Rule 10b5-1 Plan may call into question your good faith in entering into the plan (and therefore may jeopardize the availability of the affirmative defense against insider trading allegations). See the Company’s Rule 10b5-1 Plan Guidelines for additional information.

XI.RESPONDING TO REQUESTS FOR INFORMATION
You may find yourself the recipient of questions concerning various activities of the Company. Such inquiries can come from the media, securities analysts and others regarding the Company’s business, rumors, trading activity, current and future prospects and plans, acquisition or divestiture activities and other similar important information. Under no circumstances should you attempt to handle these inquiries without prior authorization from the Investor Relations Department. Only Company individuals specifically authorized to do so may answer questions about or disclose information concerning the Company.
●Refer requests for information regarding the Company from the financial community, such as securities analysts, brokers or investors, to the Chief Financial Officer.
●Refer requests for information regarding the Company from the media or press to the Company’s Chief Marketing Officer or office of the Chief Executive Officer.
●Refer requests for information from the SEC or other regulators to the office of the General Counsel.
XII.REPORTING VIOLATIONS/SEEKING ADVICE
You should refer suspected violations of this Policy to the office of the General Counsel or through the reporting procedures set forth in the Company’s Code of Conduct. In addition, if you:
●receive material nonpublic information that you are not authorized to receive or that you do not need to know to perform your employment responsibilities; or
●receive confidential information and are unsure if it is within the definition of material nonpublic information or whether its release might be contrary to a fiduciary or other duty or obligation, you should not share it with anyone. To seek advice about what to do under those circumstances, you should contact the office of the General Counsel. Consulting your colleagues may have the effect of exacerbating the problem, as containment of the information, until the legal implications of possessing it are determined, is critical.
XIII.POST-TERMINATION TRANSACTIONS
This Policy, and the Addendum, continue to apply to transactions in Company securities even after a person’s service with the Company is terminated. If a person is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material. Questions or concerns on whether any continuing nonpublic information remains material should be directed to the General Counsel. The pre-clearance procedures specified in the Addendum, however, will cease to apply to transactions in Company securities upon the expiration of any blackout period or other Company-imposed trading restrictions applicable at the time of the termination of service.
XIV.PENALTIES FOR VIOLATIONS OF THE INSIDER TRADING LAWS AND THIS POLICY
In the United States and many other countries, the personal consequences to you of illegal insider trading can be severe. In addition to injunctive relief, disgorgement and other ancillary remedies, U.S. law empowers the government to seek significant civil penalties against persons found liable of insider trading, including as tippers or tippees. The amount of a penalty could total three times the profits made or losses avoided. The maximum penalty may be assessed even against tippers for the profits made or losses avoided by all tippees, including remote tippees (i.e., others who may have been tipped by the tippee). Further, civil penalties of the greater of $2 million or three times the profits made or losses avoided can be imposed on any person who “controls” a person who engages in illegal insider trading.
Criminal penalties may also be assessed for insider trading. Any person who “willfully” violates any provision of the Securities Exchange Act of 1934 (or rule promulgated thereunder) may be fined up to $5 million ($25 million for entities) and/or imprisoned for up to 20 years. Subject to applicable law, Company employees who violate this Policy may also be subject to discipline by the Company, up to and including termination of employment, even if the country or jurisdiction where the conduct took place does not regard it as illegal. Needless to say, a violation of law, or even a governmental or regulatory investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
If you are located or engaged in dealings outside the U.S., be aware that laws regarding insider trading and similar offenses differ from country to country. Employees must abide by the laws in the country where located. However, you are required to comply with this Policy even if local law is less restrictive. If a local law conflicts with this Policy, you must consult the office of the General Counsel.

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Pagaya Technologies Ltd.

ADDENDUM TO
INSIDER TRADING POLICY
1.INTRODUCTION
This Addendum explains requirements and procedures, which apply to all directors and officers and certain designated employees of Pagaya Technologies Ltd. (the “Company”) who have regular access to material nonpublic information about the Company (“Designated Insiders”), as well as any other employees who have access to material nonpublic information about the Company, and is in addition to and supplements the Company’s Insider Trading Policy (the “Policy”). The positions of the designated persons subject to this Addendum are listed on attached Schedule A. The Company may from time to time designate other people or positions that are subject to this Addendum. Please note that this Addendum applies to all Company securities which you hold or may acquire in the future.
Please read this Addendum carefully. When you have completed your review, please sign the attached acknowledgment form and return it to the Company’s General Counsel.
2.PRE-CLEARANCE PROCEDURES
Designated Insiders, as well as their spouses, minor children, adult family members sharing the same household and any other person or entity over whom the individual exercises influence or control over his, her or its securities trading decisions (collectively, “Related Insiders”), may not engage in any transaction involving the Company’s securities (including the exercise of stock options, gifts, loans, contributions to a trust or any other transfers) without first obtaining pre-clearance of the transaction from the office of the General Counsel (or from the Corporate Secretary in the case of a transaction by the General Counsel). Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under applicable laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction must be re-requested if the transaction order is not placed within 48 hours of obtaining pre-clearance. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.
When requesting pre-clearance, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the General Counsel. The requestor should also be prepared to comply with applicable federal securities laws at the time of any sale.
Notwithstanding the foregoing, pre-clearance is not required for any trades made pursuant to a pre-arranged Rule 10b5-1 Plan adopted in accordance with the requirements of the Policy. Pre-clearance is also not required for the “Special Transactions” to which the Policy does not apply, subject to certain exceptions described in section VI of the Policy.

3.BLACKOUT PERIODS
Employees are subject to the following blackout periods, during which they may not trade in the Company’s securities (except by means of pre-arranged Rule 10b5-1 Plans established in compliance with the Policy).
Quarterly Blackout. Designated Insiders will be subject to regular, quarterly blackout periods, based on their involvement in or knowledge of the preparation of the quarterly financial results, during which they may not trade in the Company’s securities (except by means of pre-arranged Rule 10b5-1 Plans established in compliance with the Policy). This is because these quarterly results will almost always have the potential to have a material effect on the market for the Company’s securities. The Office of the General Counsel shall determine the beginning of the Blackout Period each quarter and notify Designated Insiders of the period during which they may not trade in the Company’s securities; if the Office of the General Counsel elects not to do so for a particular quarter, then such quarterly Blackout Period shall default to begin 5 day before the conclusion of the quarter. All quarterly Blackout Periods shall end after the first full trading day following the release of the Company’s earnings for that quarter.
Interim Earnings Guidance Blackout. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out for some or all Designated Insiders while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.
Event-Specific Blackout. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers or employees. The existence of an event-specific blackout will not be announced. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the General Counsel will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.
Regulation BTR. Directors and officers may also be subject to event-specific blackouts pursuant to the SEC’s Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods.
NOTE: Even if a blackout period is not in effect, at no time may you trade in Company securities if you are in possession of material nonpublic information about the Company. The failure of the Company’s General Counsel to notify you of an event-specific blackout will not relieve you of the obligation not to trade while in possession of material nonpublic information.

4.LIMITATIONS AND REQUIREMENTS ON RESALES OF THE COMPANY’S SECURITIES
The Securities Act of 1933, as amended (the “Securities Act”), requires that securities may be sold only pursuant to an effective registration statement or an exemption from the registration requirements. Directors and certain officers who are (or were within the prior 90 days) affiliates2 of the Company and who wish to sell Company securities may seek a “safe harbor” for their sales to establish an exemption from such registration requirements by complying with the conditions of Rule 144 applicable to affiliates. “Securities” under Rule 144 are broadly defined to include all securities, not just equity securities. The Rule 144 safe harbor is available not only to sales of ordinary shares, but also to sales of bonds, debentures and any other form of security. Affiliates and others who seek to sell securities acquired directly from the Company or a Company affiliate in a series of transactions not involving any public offering may avail themselves of the safe harbor of Rule 144 by complying with the provisions applicable to resales of “restricted securities” (which apply, for affiliates, in addition to, and in conjunction with, the provisions of that Rule applicable to resales of “control securities” by affiliates).
The list of Company “affiliates,” for purposes of Rule 144, is located at Schedule B of this Policy, and shall be reviewed and updated regularly. The following summarizes relevant provisions of Rule 144, as they apply to resales by directors and officers seeking to take advantage of the safe harbor:
A.Current public information. There must be adequate current public information available regarding the Company. This requirement is satisfied only if the Company has filed all reports required by the Exchange Act during the 12 months preceding the sale, other than Form 8-K reports.
B.Manner of sale.3 The sale of Company shares by a director or officer must be made in one of the following manners:
(i)in an open market transaction through a broker at the prevailing market price for no more than the usual and customary brokerage commission;
(ii)to a market maker at the price held out by the market maker; or
(iii)in a riskless principal transaction in which trades are executed at the same price, exclusive of any explicitly disclosed markup or markdown, commission
2      Rule 144 under the Securities Act defines “affiliate” of an issuer as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.” Generally, any director and some or all of a company’s executive officers are presumed to be affiliates.

3     The manner of sale requirements apply only to equity securities. Debt securities are not subject to any manner of sale requirements.

equivalent or other fee, and where the transaction is permitted to be reported as riskless under the rules of a self-regulatory organization.4
Furthermore, the broker may not solicit or arrange for the solicitation of customers to purchase the shares. In addition, your broker likely has its own Rule 144 procedures (and must be involved in transmitting Form 144), so it is important to speak with your broker prior to any sale.
Even if your share certificates do not contain any restrictive legends, you should inform your broker that you may be considered an affiliate of the Company.
C.Number of shares which may be sold.
Equity Securities. The amount of equity securities that a director or officer may sell in a three-month period is limited to the greater of:
(i)1% of the outstanding shares of the same class of the Company; or
(ii)the average weekly reported trading volume in the four calendar weeks preceding the transactions.
Debt Securities. The amount of debt securities that a director or officer may sell in a three-month period is limited to the greater of:
(i)the average weekly reported trading volume in the four calendar weeks preceding the sale; or
(ii)10% of the principal amount of the tranche of debt securities (or 10% of the class of non-participatory preferred stock).
D.Notice of proposed sale. If the amount of securities proposed to be sold by a director or officer during any three-month period exceeds 5,000 shares or has an expected aggregate sale price in excess of $50,000, the director or officer must file a notice of sale on Form 144 with the SEC, prior to, or concurrently with, the placing of the order to sell securities.
E.Holding periods. Any restricted securities must be held for six months prior to reselling such securities.
In certain situations (e.g., securities acquired through stock dividends, splits, conversions or the net settlement of certain options), “tacking” is permitted, that is, the new securities will be deemed to have been acquired at the same time as the original securities.

4 A riskless principal transaction is a transaction in which a broker or dealer (i) after having received a customer’s order to buy a security, purchases the security as principal in the market to satisfy the order to buy or (ii) after having received a customer’s order to sell a security, sells the security as principal to the market to satisfy the order to sell.

5.PENALTIES FOR VIOLATING THE SECURITIES LAWS AND COMPANY POLICY
The seriousness of securities law violations is reflected in the penalties such violations carry. A director’s resignation may be sought, or an officer will be subject to possible Company disciplinary action up to and including termination of employment. In addition, both the Company itself and individual directors, officers or employees may be subjected to both criminal and civil liability. These violations may also create negative publicity for the Company.
6.QUESTIONS
Because of the technical nature of some aspects of the federal securities laws, all directors and officers should review this material carefully and contact the Company’s General Counsel if at any time (i) you have questions about this Addendum or the Policy or its application to a particular situation; or (ii) you plan to trade in the Company’s securities, but are unsure as to whether the transaction might be in conflict with the securities laws and/or this Addendum or the Policy.
7.ACKNOWLEDGEMENT
All directors, officers and other employees subject to the procedures set forth in this Addendum must acknowledge their understanding of, and intent to comply with, the Policy and this Addendum on the form attached to this Addendum.
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